Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of B. Riley Financial, Inc. on Post-Effective Amendment No. 1 to Form S-8 (File No. 333-234453) of our report dated March 3, 2021, with respect to our audits of the consolidated financial statements of B. Riley Financial, Inc. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 and our report dated March 3, 2021 with respect to our audit of internal control over financial reporting of B. Riley Financial, Inc. as of December 31, 2020 appearing in the Annual Report on Form 10-K of B. Riley Financial, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

New York, NY
May 27, 2021